Summary of 2009 Proxy
Proposal 1 – Election of directors
Proposal 2 – Approval of Employee Stock Purchase Plan
Proposal 3 – Approval of 2009 equity plan (5M shares)
Proposal 4 – Non NEO* fair value options exchange
Proposal 5 – NEO* fair value option exchange
The Board unanimously recommends a “FOR” vote for all
proposals.
* NEO = Named Executive Officers
Exhibit 99.1

Summary of Proposed 2009 Equity Plan
Proposal 3 - Equity Incentive Award Plan
New authorization of 5 million shares
Limited issuance of 2.5 million shares in 2009
2009 officer grants split 50/50 (time based and performance based)
significantly increasing alignment between shareholders and
management
Cancels all prior plans and any unissued equity
New equity plan would include shares required for proposed option exchange programs (proposals 4 and 5)
Approximately 4.5 million shares** available for new issuances if employees fully participate in option for RSU exchange (proposal 4 and 5)
** final exchange ratio subject to change based on stock price, calculations based April 30 closing price
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Proposal 4 - Fair value stock option exchange for employees other than named executive officers
Fair value calculated using Black–Scholes and/or lattice valuation methodologies
Approximately 3.6 million outstanding options eligible to be exchanged for approximately 0.3M RSUs **
Eliminates approximately 3.3 million shares from current overhang **
Proposal maintains flexibility for option-for-option exchange or option-
for-RSU exchange
Requires an increase in shares issuable under existing equity plans
(proposal 3)
Strong employee participation will drive a significant reduction in the overhang. The 2009 overhang will be significantly less than that of
2008**
** final exchange ratio subject to change based on stock price, calculations based April 30 closing price
Summary of Proposed 2009 Employee
Option Exchange Program
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Proposal 5 - Fair value stock option exchange for named
executive officers
Exchanges time-based stock options for performance-based awards
New equity will fully vest 100% on EFI stock price closing above target of 225% of the share price at the date of the exchange. If the price on the day of exchange is $10, 100% of equity vests at $22.50
Significantly increases shareholder and management alignment
Fair value calculated using Black–Scholes and/or lattice valuation methodologies
Approximately 1.1 million existing options eligible to be exchanged for approximately 0.2M RSUs**
** final exchange ratio subject to change based on stock price, calculations based April 30 closing price
Summary of Proposed 2009 NEO Option
Exchange Program
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